Exhibit 99.(c)

Exhibit C

Joint Filing Agreement

In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the common stock, $.16-2/3 par value per share, of Ground Round Restaurants, Inc., a New York corporation, and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings.  In evidence thereof, the undersigned have executed this Joint Filing Agreement this 23th day of September, 1997.

9/23/97	/s/ Joseph P. Tagliente
Date	Joseph P. Tagliente

9/23/97	/s/ Teresa Tagliente
Date	Teresa Tagliente

9/23/97	/s/ Joseph D. Tagliente
Date	Joseph D. Tagliente

9/23/97	/s/ Maria Teresa Marshall
Date	Maria Teresa Marshall

9/23/97	/s/ Steven A. Tagliente
Date	Steven A. Tagliente

9/23/97	/s/ Rosemarie Tagliente
Date	Rosemarie Tagliente